Exhibit 10.1
UnitedHealth Group Incorporated
Summary of Non-Management Director Compensation
(Effective October 1, 2013)

Our compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope, and align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. The Compensation and Human Resources Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors.
The Company uses annual retainers, equity-based compensation, expense reimbursement and other forms of compensation, as appropriate, to attract and retain non-employee directors.

Cash Compensation - Annual Retainers
Directors who are not Company employees receive an annual cash retainer of $125,000. We pay an additional annual cash retainer of $300,000 to the Chair of the Board, an additional annual cash retainer of $25,000 to the Chair of the Audit Committee, and additional annual cash retainers of $15,000 to the Chair of the Compensation and Human Resources Committee, the Chair of the Nominating and Corporate Governance Committee and the Chair of the Public Policy Strategies and Responsibility Committee.
Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter, and subject to pro-rata adjustment if the director did not serve the entire quarter. Under our Directors’ Compensation Deferral Plan (“Director Deferral Plan”), subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their cash compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant and are distributable upon the termination of the director’s Board service for any reason. Subject to certain additional rules set forth in the Director Deferral Plan, participating directors may elect whether distribution is made in either:

•	an immediate lump sum;

•	a series of five or ten annual installments;

•	a delayed lump sum following either the fifth or tenth anniversary of the termination of the director’s directorship; or

•	pre-selected amounts and on pre-selected dates while the director remains a member of our Board of Directors.
The Director Deferral Plan does not provide for matching contributions by the Company, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts.

Equity-Based Compensation - Deferred Stock Units and Conversion of Cash Compensation into Deferred Stock Units
A new non-employee director receives an initial one-time grant of 6,250 deferred stock units. These deferred stock units are granted on the date of the director’s election or appointment to the Board of Directors. The deferred stock units vest at a rate of 25% per year for four years, subject to service on the Board of Directors on the vesting date.
Directors who are not Company employees receive equity awards of deferred stock units having an aggregate fair value of $150,000 annually. These deferred stock units are granted quarterly in arrears on the first business day following the end of each fiscal quarter, and subject to pro-rata adjustment if the director did not serve the entire quarter. These deferred stock units are immediately vested upon grant.
Directors may also elect to convert cash compensation into deferred stock units, subject to compliance with applicable laws. The conversion grants are made on the day the cash compensation is otherwise payable to the directors, which is the first business day following the end of each fiscal quarter. The deferred stock units received in lieu of the cash compensation are immediately vested upon grant.
The Company pays dividend equivalents in the form of additional deferred stock units on all outstanding vested deferred stock units. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders.
A director is required to retain all deferred stock units granted until he or she completes his or her service on the Board of Directors. Subject to the deferred stock unit award certificate and certain additional rules set forth in the Director Deferral Plan, directors may elect whether issuance of the shares of common stock subject to their outstanding and vested deferred stock units is to be made:

•	immediately upon completion of service on the Board of Directors;

•	in a series of five or ten annual installments; or

•	following either the fifth or tenth anniversary of the completion of service on the Board of Directors.
Deferred stock units are granted under our 2011 Stock Incentive Plan.

Reimbursement of Director Expenses and Health Care Coverage
We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to incumbent directors who are not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, current directors may continue to obtain health care coverage under benefit continuation and after lapse of the benefit continuation coverage, under the Company’s post-employment medical plan for up to ninety-six months if they are otherwise eligible. Directors who were not serving on the Board of Directors as of February 2009 and who are not eligible for coverage under another group health care benefit program or Medicare may also receive health care coverage.